EXHIBIT B

Quantitative Group of Funds d/b/a Quant Funds

Certificate of Secretary

THE UNDERSIGNED, Elizabeth A. Watson, Clerk of Quant Funds, a Massachusetts business trust, certifies that the following resolutions were duly adopted by the Board of Trustees, including a majority of the Trustees who are not “interested persons,” at a meeting held on April 11, 2006.

RESOLVED:

That, due consideration having been given to the value of the aggregate assets of the Fund to which any officer or employee of the Fund may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the Fund’s portfolios, it is hereby determined that the continued maintenance of the fidelity bond in the amount of $1,600,000 issued by ICI Mutual in favor of the insureds named therein, including the Fund, will adequately protect the Fund against larceny and embezzlement by any officer or employee of the Fund; that Willard L. Umphrey, or any other person serving as the Compliance Officer to the Fund be, and hereby is, designated and authorized to file the fidelity bond with the Securities and Exchange Commission; and that, due consideration having been given to the number of other parties named as insureds, in such bond, the nature of the business activities of the only other party named, the amount of the premium for such bond, the ratable allocation of the premium among the parties named as insureds and the extent to which the share of the premium allocated to the Fund is less than a premium the Fund would have to pay if it provided and maintained a single insured bond in the amount of $1,600,000, all as reported to this Board, it is hereby determined that the portion of the premium for such bond to be paid by this Fund is fair and reasonable.

RESOLVED:

That the continued maintenance of the ICI Mutual Insurance Company Directors and Officers Errors and Omissions Liability insurance policy providing maximum coverage of $3,000,000 to the Fund is in the best interests of the Funds and that payment of the annual premium assessed by ICI Mutual Insurance Company be, and hereby is approved.

/s/ Elizabeth A. Watson

Elizabeth A. Watson

Clerk